Exhibit 99.1

For Immediate Release

Contact:	(News Media) Barbara Ciesemier +1.312.396.7461
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group Announces Third Quarter 2013 Capital Actions and Earnings Release Date

Securities Repurchases of $37.3 million
Dividend Payment of $6.7 million
Principal payments of $12.5 million on Senior Secured Credit Agreement
Carmel, Ind., September 30, 2013 - CNO Financial Group, Inc. (NYSE: CNO) today announced that during the third quarter of 2013 it repurchased $37.3 million of securities under its repurchase program. The company repurchased 2,584,200 common shares at an average cost of $14.43 per share, representing 1.2% of the total outstanding shares as of June 30, 2013. Total securities repurchased under the program year-to-date total $221.6 million. As of June 30, 2013, CNO had 219.4 million shares outstanding.

In addition, CNO made a scheduled principal payment of $12.5 million as required under the terms of its senior secured credit agreement. The next scheduled principal payment of $12.5 million is due December 31, 2013. With CNO’s debt to total capital ratio as defined under the terms of the credit agreement below 20%, CNO is no longer required to make principal payments in any amount associated with share repurchases and dividend payments.  The company will therefore incorporate future share repurchase and dividend payment updates as part of its quarterly earnings release.

CNO also announced today that it will report results for the third quarter of 2013 after the market closes on Monday, October 28, 2013. The company will host a conference call to discuss results at 11:00 a.m. Eastern Time on Tuesday, October 29, 2013.

The web cast of the conference call can be accessed through the Investors section of the company’s website as follows: http://ir.CNOinc.com. Listeners should go to the website at least 15 minutes before the event to register, download and install any necessary audio software.

About CNO
CNO is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company - serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

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